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                                                                    Exhibit 23.5


(SRK CONSULTING (UK) LTD LETTERHEAD)

Our ref: SIIL F1 Consent - HZL.doc                               26 October 2006

The Directors
Sterlite Industries (India) Limited
Vedanta
75 Nehru Road,
Vile Parle (East)
Mumbai
Maharashtra 400 099
INDIA

Dear Sirs,

This is a letter to confirm that SRK Consulting (UK) Ltd, hereinafter referred to as SRK, a mining consulting firm based in Cardiff, United Kingdom, has recently reviewed the ore reserve estimates prepared by the engineers and geologists of Hindustan Zinc Limited, hereinafter referred to as HZL.

SRK visited HZL's principal mines and deposits in April 2006 to audit the 2006 resource and reserve statement and to verify that the results were being stated according to the guidelines of the 2004 version of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves published by the Joint Ore Reserves Committee (JORC Code). SRK has not independently verified or re-calculated the base information supporting the Mineral Resource estimates as derived from borehole and assay data. SRK has, however, reviewed the data collection, assaying and handling procedures deemed appropriate in order to place an appropriate level of confidence on such information.

SRK is of the opinion that the Mineral Resource and Ore Reserve statements contained in the Registration Statement are reported in accordance with the terms and definitions of the JORC Code. SRK is also of the opinion that should the Ore Reserve statement be reported in accordance with the terms defined by the SEC guideline Industry Guide 7, that the Ore Reserve statement would be identical.

SRK hereby consents to the use of our confirmation of the ore reserve estimates as of 31st March 2006 in relation to the properties listed below, in this Registration Statement of Sterlite Industries (India) Limited on Form F-1. Further SRK consents to being named as "Experts" in the Registration Statement and to being referred to in the section "Basis of Presentation of Reserves". SRK also consents to having this letter filed as an exhibit to the Registration Statement.

The specific assets reviewed by SRK comprise:
     o   Rampura Agucha
     o   Rajpura Dariba mines including Sindesar Khurd
     o   The Zawar group of mines including Mochia, Balaria, Zawarmala and Baroi

SRK has reviewed the Registration Statement and does not have any reason to believe that there are any misrepresentations in the information derived from SRK's review reports or that the written disclosure of Sterlite Industries (India) Limited contains any misrepresentations of the information contained in SRK's review reports.

For and on behalf of SRK Consulting (UK) Ltd



/S/ David Pearce
David Pearce
Director / Principal Mining Engineer
FAusIMM, CPMin, M.Eng, MBA